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EXHIBIT 5.1

Pillsbury Winthrop LLP
101 West Broadway, Suite 1800
San Diego, California 92101

November 12, 2003

Biogen Idec Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142

        Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We are acting as counsel for Biogen Idec Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of Seventeen Million Four Hundred Thousand (17,400,000) shares of the Company's Common Stock, par value $0.0005 per share (the "Shares"), issuable pursuant to certain stock option agreements and stock purchase agreements by the Company (collectively, the "Agreements").

        We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Agreements, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ PILLSBURY WINTHROP LLP

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  EXHIBIT 5.1